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                                                                     EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.

                              --------------------

               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

         ALLIED HEALTHCARE INTERNATIONAL INC., a New York corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is "Allied Healthcare International Inc."

         The name under which the Corporation was formed is United States Home Health Care Corp.

         SECOND: The date that the Corporation's certificate of incorporation was filed with the Department of State is November 30, 1981.

         THIRD: The amendment of the certificate of incorporation effected by this certificate of amendment is as follows: to add a new Section 18 to the Certificate of Amendment to the Certificate of Incorporation of the Corporation filed with the Department of State on June 26, 2002 designating eight million shares of the authorized preferred stock of the Corporation as Series A Convertible Preferred Stock, such new Section 18 to clarify that, for all purposes of such Certificate of Amendment, the exchange rate between pounds sterling and U.S. dollars shall be permanently fixed at $1.58.

         FOURTH: Section I of Article FOURTH of the certificate of incorporation, relating to the preferred stock which the Corporation shall have the authority to issue, is hereby amended by adding the following provision at the end thereof:

         "Section 18. Exchange Rate. For all purposes of the Certificate of Designations, including, but not limited to, Section 2 and Section 4 and the definition of "Total Investment" in Section 12 of the Certificate of Designations, the exchange rate between pounds sterling and U.S. dollars shall be permanently fixed at $1.58."

         FIFTH: The foregoing amendment was authorized and approved by the board of directors of the Corporation followed by the written consent of a majority of the holders of all of the issued and outstanding shares of the Corporation entitled to vote on such amendment in accordance with the provisions of Section 803(a) of the Business Corporation law of the State of New York.

         IN WITNESS WHEREOF, Allied Healthcare International Inc. has caused this certificate to be signed by a duly authorized officer this 11th day of February, 2003.




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                                           ALLIED HEALTHCARE INTERNATIONAL INC.


                                           By: /s/ Daniel A. Bergeron
                                               ---------------------------------
                                               Name:  Daniel A. Bergeron
                                               Title: Vice President and Chief
                                                      Financial Officer